Exhibit 3.2

FIRST AMENDMENT TO BYLAWS

ARTICLE III

DIRECTORS

SECTION 3.1 Number and Election of Directors: The authorized number of Directors of the Corporation shall be set from time to time in accordance with a resolution or resolutions adopted by the shareholders or Board of Directors.  Each Director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal.  No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.